Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENERAL DYNAMICS CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

General Dynamics Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on October 6, 2004, is hereby amended by deleting Article THIRTEENTH thereof in its entirety and inserting the following in lieu thereof:

“THIRTEENTH: Limitation on Director and Officer Liability. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

2.The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on this 8th day of May, 2023.

GENERAL DYNAMICS CORPORATION

By: /s/ Gregory S. Gallopoulos
Name: Gregory S. Gallopoulos
Title: Senior Vice President, General
Counsel and Secretary